Exhibit 3.8

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

AGRIFOS LLC

1.	Name of Limited Liability Company is Agrifos LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is Rentech Nitrogen Pasadena Holdings, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 2nd day of November 2012.

AGRIFOS LLC

By:
Colin M. Morris, Vice President and Secretary